Exhibit 10.43

THIS EMPLOYMENT AGREEMENT is made on 18th of August 2026

BETWEEN:

(1)
NOBLE AFRICA LLC, a Delaware limited liability company, whose business address is at 2200 Ross Avenue, Suite 4575E, Dallas, TX 75201, Untied States (the “Company”/ “we”/ “us”), and
(2)
JEREMY PATULLO with an address of Studio House, The Street, Rotherwick, Hook, RG27 9BG, United Kingdom (“Executive”/ “you”).

IT IS AGREED as follows:

Background:

The Company is a newly formed, wholly-owned subsidiary of ASP Isotopes Inc., a Delaware corporation (“ASPI”). Renergen Limited, a company incorporated under the laws of the Republic of South Africa (“Renergen”), is a wholly-owned subsidiary of ASPI whose principal asset is its 94.5% equity ownership in Tetra4 Proprietary Limited (“Tetra4”). Tetra4 holds an onshore petroleum production right and engages in the production and liquefaction of natural gas and the exploration and development of helium resources at the Virginia Gas Plant located in Free State Province, South Africa.

On June 25, 2026, ASPI entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among ENDRA Life Sciences Inc., a Delaware corporation (“Pubco”), the Company, Renergen and Kruger Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of ENDRA (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Pubco. Prior to the effective time of the Merger, ASPI will contribute all of its equity interest in Renergen to the Company in exchange for 55,500,000 of the Company’s Class B Units. Following the Merger, Pubco is expected to be renamed “Noble Africa Inc.” and its common stock is expected to be listed on Nasdaq. Consummation of the Merger is subject to certain closing conditions, including the approval by the shareholders of ENDRA, receipt of a written consent of the U.S. Internal Development Finance Corporation and other matters.

Accordingly, the Company is and will remain a wholly owned subsidiary of ASPI until the closing of the Merger, whereupon it will become a wholly owned subsidiary of Pubco. You understand that a new employment agreement with Pubco (or a subsidiary of Pubco) will be prepared in connection with the closing of the Merger.

1.
Definitions and interpretation
1.1.
In this Agreement unless the context otherwise requires the following expressions have the following meanings:

“ASPI” means ASP Isotopes Inc., the direct or indirect parent company of the Company;

“ASPI Board” means the Board of Directors or Compensation Committee of ASPI, as applicable;

“ASPI CFO” means Chief Financial Officer of ASPI;

“Associated Employer” has the meaning given to it in the Employment Rights Act 1996.

“Board” means the Board of Directors from time to time of the Company, any authorised director or any committee of directors from time to time;

“CEO” means Chief Executive Officer of the Company;

“Company Intellectual Property” means any Intellectual Property that you create in the course of your employment with us (whether or not during normal hours of work or using our facilities, premises or resources) including all Intellectual Property in Employment Inventions;

“Confidential Information” means, subject to clause 15.2, all industrial, commercial, technical, financial and other information and data wherever located and of whatever nature and in whatever form (whether written, oral, visual, recorded, graphical, electronic or otherwise) which you obtain or of which you become aware relating to the business, products, services, clients, customers, affairs and finances of the Company or of any Group Company which is, or may be, secret or confidential to the Company or Group Company, and including records and trade secrets (including, without limitation, technical data, know-how, formulae, processes, methods and equivalent information) relating to the business of the Company or of any Group Company or of any of its or their suppliers, clients or customers including by way of illustration only and without limitation:

(a)
any trade secret or confidential or secret information concerning the business development, affairs, future plans, business methods, connections, operations, accounts, finances, organisation, processes, policies or practices, designs, dealings, trading, software, or know-how relating or belonging to the Company or to any Group Company or any of its suppliers, agents, distributors, clients or customers;
(b)
confidential computer software, computer-related know-how, passwords, computer programmes, specifications, object codes, source codes, network designs, business processes, business logic, inventions, improvements and/or modifications relating to or belonging to the Company or any Group Company;
(c)
details of the Company’s or any Group Company’s financial projections or projects, prices or pricing strategy, advertising, marketing or development plans, product development plans or strategies, fee levels, commissions and commission structures, market share and pricing statistics, marketing surveys and research reports and their interpretation;
(d)
any confidential research, report or development undertaken by or for the Company or any Group Company;
(e)
details of relationships or arrangements with, or knowledge of the needs or the requirements of, the Company’s or any Group Company’s actual or potential clients or customers;
(f)
information supplied in confidence by customers, clients or any third party to which the Company or any Group Company owes an obligation of confidentiality;
(g)
lists and details of contracts with the Company’s or any Group Company’s actual or potential suppliers;
(h)
information of a personal or otherwise of a confidential nature relating to fellow employees, directors or officers of, or consultants to, the Company or any Group Company for which you may from time to time provide services;

(i)
confidential information concerning, or details of, any competitive business pitches, or target details;
(j)
any document or information marked as confidential on its face; or
(k)
any document or information which has been supplied to you in confidence or which you have been informed is confidential or which you might reasonably be aware is confidential or you could reasonably have been expected to keep confidential;

“Data Protection Legislation” means all laws, regulations, codes of practice and guidance (whether of the United Kingdom or any other jurisdiction) relating to the use, protection and privacy of personal data (including the privacy of electronic communications) which are or have been from time to time applicable to the Company/the Group (or any part of its business);

“Employment” means your employment under this Agreement;

“Employment Inventions” means any Invention which is made by you (either alone or jointly with others) in the course of your employment with us, or arising out of this Agreement or any duties assigned to you by the Company or any Group Company, or arising as a result of your special obligation to further the interests of the Company or any Group Company; (whether or not during working hours or using our premises or resources, and whether or not recorded in material form);

“ERA” means the Employment Rights Act 1996;

“Group” means the Company and the Group Companies;

“Group Company” means any company, including ASPI and any Associated Employer, which is for the time being a subsidiary or holding company of the Company and any subsidiary of any such holding company and for the purposes of this Agreement the terms “subsidiary” and “holding company” shall have the meanings ascribed to them by section 1159 Companies Act 2006;

“Intellectual Property” means all intellectual property rights which may now or in the future subsist in any country of the world, including without limitation:

(a)
patents, utility models, supplementary protection certificates;

(b)
registered and unregistered trademarks, including any trade, brand or business names and rights in get-ups(s), rights to sue for passing off or unfair competition and rights in domain names, devices and logos;
(c)
registered and unregistered design rights;
(d)
copyright (including in any computer software) and database rights;
(e)
rights to Inventions;
(f)
rights in Confidential Information; and
(g)
applications for registration and the right to apply for any registration of the above in any country in the world;

“Invention” means any invention, discovery, improvement or innovation whether or not recorded in any medium;

“Renergen” means Renergen Limited, a company incorporated under the laws of the Republic of South Africa and its subsidiaries.

“Termination Date” means the date of termination of the Employment (howsoever caused).

“WTR” means the Working Time Regulations 1998.

1.2
References to clauses and schedules are unless otherwise stated to clauses of and schedules to this Agreement. The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.
1.3
Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.
1.4
A reference to a statute, statutory provision or regulation:
1.4.1
is a reference to it as amended, extended, restated or re-enacted from time to time (including as a result of the exercise of powers conferred on Ministers under the European Union (Withdrawal) Act 2018 or any similar legislation); and
1.4.2
shall in the case of a statute or statutory provision include all subordinate legislation made from time to time under that statute or statutory provision.

1.5
A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).
1.6
Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, phrase or term preceding those terms.
2.
Appointment
2.1.
We appoint you and you agree to act as Chief Financial Officer of the Company and in such positions with the Company or any other Group Company as the ASPI Board may from time to time reasonably assign to you. You recognise that these positions are ones of trust and confidence and that you will have access to Confidential Information. These are key positions in which you have a special obligation to further the interests of the Company and any Group Company and to develop its or their businesses.

Initially, you will report directly to the Chief Executive Officer of ASPI and the Chief Financial Officer of ASPI, but upon closing of the Merger, reporting lines will change and you will report to the Chief Executive Officer of Pubco. You understand that a new employment agreement with Pubco (or a subsidiary of Pubco) may be required in connection with the closing of the Merger.

2.2.
You consent to the secondment or transfer of your employment under this Agreement to an Associated Employer at any time during the Employment.
2.3.
We may appoint another person to act in your place in any position to which you may be assigned during the Employment if the circumstances set out in clause 17.3 arise, whether or not we exercise our discretion to terminate this Agreement under that clause.
2.4.
You represent and warrant that:
2.4.1.
you are not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits you from entering into this Agreement or from performing your duties under it or holding office as a director of the Company or any Group Company; and

2.4.2.
you have no criminal convictions and have never been disqualified from being a company director,
2.5.
You warrant that you are entitled to work in the United Kingdom without any additional approvals and will notify us immediately if you cease to be so entitled during the Employment.
3.
Duration of the Employment
3.1.
The Employment shall commence on August 23, 2026 (the “Start Date”) and, subject to the provisions of this Agreement, shall continue unless and until terminated (i) by your giving the Company or any Associated Employer not less than 2 months written notice, (ii) in the event of the Company or any Associated Employer terminating employment for a reason other than Cause (as defined in clause 17.2) upon 2 months written notice to you, or (iii) in the event of the Company or any Associated Employer giving notice for Cause, immediately upon written notice to you.
3.2.
We shall have the discretion to terminate the Employment lawfully with immediate effect or on notice less than that required by clause 3.1 by notifying you that we are exercising our right under this clause 3.2 and that we will make within 30 days the first instalment of a payment in lieu of notice (“Payment in Lieu”) to you. The Payment in Lieu shall be a sum equal to, but no more than, the basic annual salary under clause 8.1 in respect of that part of the period of notice in clause 3.1 which we have not given to you less any required tax and other statutory deductions.
3.3.
For the avoidance of doubt, the Payment in Lieu under clause 3.2 shall not include:
3.3.1.
any bonus or commission or other incentive payments that might otherwise have been due;
3.3.2.
any benefits you would have been entitled to receive; or
3.3.3.
any holiday entitlement that would have accrued,

during the period by reference to which the payment is made (“Relevant Period”).

3.4.
The Payment in Lieu under clause 3.2 may be made in instalments on the day on which the salary under clause 8.1 would have been payable if the Employment had continued throughout the Relevant Period. It will be payable only for such portion of the Relevant Period as you do not perform work or services on your own account or for any other party of a remunerative nature provided that, subject to receipt of satisfactory evidence, we shall make up any shortfall between any such earnings (after any required tax and other statutory deductions) and the amount that would otherwise have been receivable by you under clause 3.2.
3.5.
Notwithstanding the fact that we have purported to exercise our discretion to make a Payment in Lieu under clause 3.2, you shall nonetheless not be entitled to any such payment if we would have been entitled to terminate the Employment without notice in accordance with clause 17.2. In that case we shall be entitled to recover from you any Payment in Lieu (or instalments thereof) already made.
3.6.
At any time following service of notice of termination in accordance with clause 17.2 (whether given by us or you), we shall be entitled, by written notice to you, to place you on leave (“Garden Leave”) for the whole or any part of the period of the Employment remaining after the service of such notice.
3.7.
During any period of Garden Leave:
3.7.1.
we shall be under no obligation to assign any duties to you and may revoke any powers you hold on behalf of the Company or any Group Company and may remove you from any office held by you in the Company or any Group Company;
3.7.2.
we may require you to carry out alternative duties or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as we may decide;
3.7.3.
you shall ensure that the Board (or such other person as the Board may designate) knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);
3.7.4.
we shall be entitled to exclude you from our premises and to instruct you not to contact (or attempt to contact) the employees, agents, clients or customers of the Company or of any Group Company;
3.7.5.
your entitlement to receive your normal salary and other contractual benefits shall continue, subject always to the relevant scheme or policy relating to such benefits; and

3.7.6.
you shall remain our employee and shall be bound by the terms of the Employment (other than to perform your duties under this Agreement unless specifically required to do so). In particular, but without limitation, you will remain bound by your obligations of loyalty and good faith, of exclusive service and of confidentiality, which preclude you taking up any other employment.
3.8.
There is no probationary period applicable to the Employment.
4.
Scope of the Employment
4.1.
During the Employment you shall:
4.1.1.
unless prevented by ill-health or incapacity devote the whole of your time, attention and skill to the business and affairs of the Company or any Associated Employer and to such other duties within the Company or any Group Company consistent with your position as may be assigned to you during the continuance of the Employment giving at all times the full benefit of your knowledge, expertise, technical skill and ingenuity;
4.1.2.
faithfully and diligently perform such duties and exercise such powers consistent with your position as may from time to time be assigned to or vested in you by the Board or the ASPI Board (whether in the Company or any Group Company);
4.1.3.
obey the reasonable and lawful directions of the CEO and of the ASPI CFO, to the extent applicable;
4.1.4.
use your best endeavours to promote, protect, develop and extend the business of the Company and any Group Company
4.1.5.
comply with the Memorandum and Articles of Association of the Company or any Associated Employer and of any Group Company and all other rules, regulations, policies and procedures from time to time in force in relation to the Company or any Group Company;
4.1.6.
notwithstanding the generality of clause 21 comply with the anti-corruption and bribery policy, fraud prevention policies and harassment policies of the Company or any Group Company and related procedures at all times;

4.1.7.
not, without the prior consent of the Board, seek or accept from any actual or prospective customer, contractor or supplier of the Company or any Group Company any gift, gratuity or benefit of more than a trivial value or any hospitality otherwise than properly in the performance of your duties to the Company or any Group Company and of a kind and value that accords with the anti-corruption policy of the Company or any Group Company;
4.1.8.
abide by any statutory, fiduciary or common law duties owed to the Company or any Group Company of which you are a director;
4.1.9.
not do anything that would cause you to be disqualified from acting as a director, if appointed as a statutory director;
4.1.10.
observe in form and spirit such restrictions or limitations as may from time to time be reasonably imposed by the CEO and the ASPI CFO;
4.1.11.
keep the CEO and the ASPI CFO, at all times promptly and fully informed (in writing if so requested) of your conduct of the business of the Company and any Group Company and provide such explanations in connection with it as they may require, including about your own misconduct and that of others (including not limited to breaches of the Bribery Act 2010), and provide such information, written records and/or explanations in connection with it as they may require;
4.1.12.
report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or any director of the Company or of any Group Company to the ASPI Board and the ASPI CFO immediately on becoming aware of it,
4.1.13.
inform the ASPI Board and the ASPI CFO if, during the Employment, you are approached by a competitor of the Company or any Group Company to work for such party in competition with the Company or any Group Company or if you become aware that any other employee or director of the Company or any Group Company receives such an approach.
4.2.
You shall if and so long as we require and without any further remuneration carry out your duties on behalf of any Group Company and act as a director or officer of any Group Company.

4.3.
We are not obliged to ensure that you remain a director of the Company or any Group Company if you have been so appointed, and your removal from the Board in accordance with our Articles of Association, or from the Board of any Group Company in accordance with that Group Company’s articles of association, or otherwise will not be a breach of this Agreement by the Company.
4.4.
We take a zero tolerance approach to tax evasion. You must not engage or be knowingly concerned in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. You must immediately report to the CEO and the ASPI CFO any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made.
4.5.
Subject to the other terms of this Agreement, or with the prior approval of the CEO and the ASPI CFO, or as provided in the articles of association of the Company or any Group Company of which you are a director, you shall not resign as a director of the Company or any Group Company.
4.6.
If during the Employment, you cease to be a director of the Company or any Group Company (otherwise than by reason of your death, resignation or disqualification pursuant to the articles of association of the Company or any Group Company, as amended from time to time, or by statute or court order) the Employment shall continue with you as an employee only and the terms of this Agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. You shall have no claims in respect of such cessation of office.
5.
Training
5.1.
As a senior employee, you are responsible for identifying and attending any training that is necessary for you to perform your duties to the high standard expected of you. The cost of such training will normally be met by the Company or any Associated Employer, providing that prior approval has been obtained in accordance with the Company’s current training policy. You are also required to attend any training that we stipulate as mandatory.
6.
Hours of work
6.1.
Your normal or core hours of work are 9:00am to 6:00pm Monday to Friday (with a one-hour unpaid break for lunch each day) or such other hours as required by the business. This constitutes a 40-hours work week.

6.2.
Your remuneration package is calculated on the basis that you will not only work during normal business hours but also such additional hours as shall be necessary in order properly to perform your duties. You are therefore not entitled to any additional remuneration for work done outside normal business hours.
6.3.
You agree that on account of the specific characteristics of your role and your responsibilities, all of your “working time” (as such expression is defined by the WTR) is not measured or predetermined. Accordingly you agree that regulation 20(1) WTR shall apply to the Employment.
7.
Place of work
7.1.
Your normal place of work will initially be your home address but we may require you to work at any place (whether inside or outside the United Kingdom) for such periods as we may from time to time require, consistent with applicable law; provided, however, that you shall not be required to perform services in the United States or any other jurisdiction unless and until the parties shall have obtained all necessary visas, work permits or other documentation to permit you lawfully to provide such services in such jurisdiction. You acknowledge that a significant amount of travel may be reasonably required.
8.
Remuneration
8.1.
The Company and/or any Associated Employer agrees to pay the Executive a base salary (“Base Salary”) equivalent to the gross amount of GBP 200,000 per annum. Annual adjustments shall be considered annually and determined by the Board, subject to approval of the ASPI Board, who shall not be obliged to award any increase.
8.2.
We shall pay you the salary referred to at clause 8.1 above in GB pounds sterling payable by equal monthly instalments in arrears on the last Friday of each calendar month by credit transfer to your bank account, less any deductions required by law. The currency conversion rate to be applied in respect of the Base Salary under this Agreement shall be the exchange rate used by Bank of America, or such other bank designated by the Board, as it is published on its website applicable at the close of business on the day before the applicable monthly Base Salary instalment is paid pursuant to this clause 8.2.

8.3.
The remuneration specified in clause 8.1 shall be inclusive of any fees to which you may be entitled as a director of the Company or any Group Company.
8.4.
As part of your overall compensation, you will be eligible to receive equity awards from time to time under the equity incentive plans of ASPI, subject to approval by the ASPI Board. The type, size, and terms of your equity awards will be determined at the sole discretion of the ASPI Board and set forth in a separate award agreement, which will specify the applicable terms and conditions, including vesting requirements.
8.5.
As soon as practicable following the Start Date, subject to approval of the ASPI Board, you will receive a one-time equity award of an option to purchase 30,000 shares of ASPI common stock. The award will be subject to the terms and conditions of the ASP Isotopes Inc. 2025 Inducement Equity Incentive Plan and an award agreement and will vest as follows: eight equal semi-annual installments over a four-year period beginning on the Start Date.
8.6.
Any equity award will be subject to the terms of the applicable equity incentive plan and award agreement. Except as provided in clause 17.9, vesting will generally be conditioned upon your continued service with the Company or any Associated Employer through each applicable vesting date.
8.7.
The terms of your employment shall not be affected in any way by your participation or entitlement to participate in any long-term incentive plan or share option scheme. Such schemes and/or plans shall not form part of the terms of your employment (express or implied). In calculating any payment, compensation or damages on the termination of your employment for whatever reason (whether lawful or unlawful) which might otherwise be payable to you, no account shall be taken of your participation in any such schemes and/or plans or any impact upon participation such termination may have.
8.8.
Exceptional contributions are recognised through a discretionary bonus programme. You will be eligible for a target bonus opportunity of up to 40% of your basic salary. The actual amount, timing and payment of any bonus will be determined at the sole discretion of the Company or any Associated Employer. To be eligible, you must remain continuously employed and not under notice (whether given by you or the Company or any Associated Employer) on the bonus payment date. For the year of commencement of your employment, any bonus will be pro-rated to reflect your period of service. You understand that this scheme is discretionary and may be varied from time to time
8.9.
For the avoidance of doubt, the Company or any Associated Employer may impose such terms on the payment of bonuses as it may decide at its absolute discretion, including (without limitation):
8.9.1.
the intervals at which any bonus will be paid;
8.9.2.
any performance conditions which may attach to any bonus;
8.9.3.
any decision as to whether to pay a bonus at all;
8.9.4.
the form of any bonus and how it is paid;
8.9.5.
any decision as to the amount of any bonus; and/or
8.9.6.
the payment date for any bonus awarded.
8.10.
Any bonus payment to you shall be purely discretionary and shall not form part of your contractual remuneration under this Agreement.
8.11.
If the Company or any Associated Employer makes a bonus payment to you in respect of a particular financial year, it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years.
8.12.
Any bonus payments shall not be pensionable.
9.
Expenses
9.1.
We shall reimburse you in respect of all expenses reasonably incurred by you in the proper performance of your duties, subject to you providing such receipts or other evidence as we may require.
9.2.
You shall abide by the policies on expenses of the Company or any Group Company as communicated to you from time to time.
10.
Holidays
10.1.
You shall be entitled, including all bank and public holidays normally observed in England, to 25 working days’ paid holiday, in each Holiday Year (being the period from January 1 to 31 December). This includes your entitlement under the WTR which shall be deemed to have been taken first. You may only take your holiday at such times as are consistent with the policies of the Company or any Associated Employer. Regulations 15(1) to 15(4) WTR shall not apply to the Employment.
10.2.
In the Holiday Year in which the Employment terminates, your entitlement to holiday shall be deemed to accrue on a pro rata basis for each completed calendar month of service during the relevant year. If, on the termination of the Employment, you have exceeded your accrued holiday entitlement, the excess may be deducted from any sums due to you. If you have any unused holiday entitlement, we may either require you to take such unused holiday during any notice period (including any period of Garden Leave) or make payment in lieu of it.
10.3.
Holiday entitlement for one Holiday Year cannot be taken in subsequent Holiday Years unless otherwise consistent with the policies of the Company or any Associated Employer.
10.4.
If either party has served notice to terminate the Employment, we may require you to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave under clause 3.6.
11.
Sickness benefits
11.1.
In addition to SSP, the Company or any Associated Employer may, at its discretion, provide “Company sick pay”. Any Company sick pay will be inclusive of, and not in addition to, any SSP to which you are entitled for the same period of absence.
11.2.
The level and duration of any Company sick pay will be determined in accordance with our sickness policy as amended from time to time. Details of the policy will be provided separately.
11.3.
You will retain the use of contractual benefits during any period of paid sick leave, after which the continuation of such benefits will be at the discretion of the Company or any Associated Employer.
11.4.
You shall if required:
11.4.1.
provide such updates on your absence and the prospect of a return to work as the Company or any Associated Employer may reasonably request from time to time;

11.4.2.
supply us with medical certificates covering any period of sickness or incapacity; and
11.4.3.
undergo at any time at our expense a medical examination by a doctor or other health professional appointed by us.
11.5.
Any payment to you pursuant to clause 11.1 shall be subject to set off by us in respect of any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which you may be entitled.
11.6.
If your absence shall be occasioned wholly or partly by any act or omission of a third party in respect of which damages or compensation are recoverable, then you shall not be entitled to any remuneration (other than Statutory Sick Pay) but we may in our absolute discretion advance sums not exceeding the remuneration to which you would otherwise be entitled against your entitlement to damages or compensation (including interest at such rate as you are entitled to recover in respect of a claim for loss of earnings) and you shall:
11.6.1.
notify us immediately of all the relevant circumstances and of any claim, compromise, settlement or judgement made or awarded in connection with it; and
11.6.2.
if we so require, refund to us any amount received by you from any such third party provided that the refund shall be no more than the amount which you had recovered in respect of remuneration (plus interest).
11.7.
Any payments made under clause 11.6 shall be subject to the maximum aggregate sum which we are permitted to lend under the restrictions relating to loans to directors contained in the Companies Act 2006.
12.
Pension

You will become an active member of the group personal pension scheme of an Associated Employer (“Scheme”) (or such other registered pension scheme as may be set up by an Associated Employer to replace the Scheme) from the date the Employment starts. Full details of the Scheme are available from the Company or any Associated Employer. An Associated Employer will make a contribution to the Scheme of at least 4% of salary, and you must contribute 5% of salary, during each year of the Employment. Such contributions will be paid by deducting them from your salary. Any contributions paid will be sufficient to maintain the Scheme’s status as a Qualifying Scheme.

13.
Insurance benefits
13.1.
During this Agreement, you will (subject to clause 13.2) be entitled to participate at the expense of the Company or any Associated Employer in the following type of schemes offered for the benefit of employees of the Company or any Associated Employer from time to time:
13.1.1.
life assurance scheme which in the event of death during the continuance of the Employment, will pay a lump sum equal to 4 times the then annual rate of salary payable in accordance with clause 8.1;
13.1.2.
private medical insurance scheme for the benefit of you;
13.1.3.
dental insurance scheme for the benefit of you; and
13.1.4.
permanent health insurance scheme.
13.2.
Your participation and membership of (and entitlement to benefit from) the scheme(s) detailed at clause 13.1 above are subject to:
13.2.1.
the rules of the above scheme(s) from time to time (and any replacement schemes provided by the Company or any Associated Employer);
13.2.2.
the terms of the relevant insurance policy from time to time;
13.2.3.
the insurance premiums being at reasonable and standard rates;
13.2.4.
you (and where appropriate your spouse/civil partner and dependent children under the age of 18) being eligible to participate in or benefit from such scheme(s) pursuant to their rules and complying with and satisfying requirements of the relevant insurers.
13.3.
During the Employment we shall pay all premiums due under a private medical expenses insurance scheme and a permanent health insurance scheme arranged by us for your benefit subject, in each case, to the insurer accepting you for cover under the relevant policy and at normal rates and subject to the rules of such scheme or policy from time to time.

13.4.
If the scheme provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to you (or where appropriate to your spouse/civil partner or dependent children under 18) the Company is not liable to provide replacement benefits of the same or similar kind of compensation in lieu of such benefits.
13.5.
Success or failure of a claim under such schemes is entirely a matter for the scheme insurer and neither the Company nor any Associated Employer accepts any obligation to take any legal or other proceedings to challenge or enforce the scheme insurer’s decision in respect of any such claim.
13.6.
The Company and any Associated Employer at its absolute discretion reserves the right to discontinue, vary or amend any scheme (and the level of benefit under a scheme) provided for the benefit of you (and where appropriate your spouse/civil partner and dependent children under 18) at any time and will not be liable to provide any replacement benefit of the same or similar kind, or compensation in lieu of such benefit.
13.7.
Nothing in this Agreement will prevent the Company or any Associated Employer terminating your employment for whatever reason (including but not limited to your incapacity) even if such termination results in you losing any existing or prospective benefits as detailed in this clause.
13.8.
If the scheme insurer of any permanent health insurance scheme paid for or maintained by us accepts any claim by you under such scheme, you shall no longer, with effect from the date such claim is accepted, be eligible for or entitled to receive any remuneration or other benefits under this Agreement and you shall resign as director of the Company and any Group Company if so requested by us. In the event of benefits under such scheme ceasing to be payable for any reason after any such claim is accepted, the Employment shall automatically terminate without notice being required by either party, unless terminated earlier pursuant to this Agreement.
14.
Restrictions during the Employment
14.1.
During the Employment you shall not:
14.1.1.
be directly or indirectly employed, engaged, concerned or interested in any other business or undertaking; or

14.1.2.
engage in any activity which the Board reasonably considers may be, or become harmful to the interests of the Company or of any Group Company or which might reasonably be considered to interfere with the performance of your duties under this Agreement.
14.2.
Clause 14.1 shall not apply:
14.2.1.
to you holding (directly or through nominees) investments listed on the London Stock Exchange or in respect of which dealing takes place in the Alternative Investment Market on the London Stock Exchange or any recognised stock exchange as long as you do not hold more than 1 per cent of the issued shares or other securities of any class of any one company; or
14.2.2.
to any act undertaken by you with the prior written consent of the Board; or
14.3.
You confirm that you have disclosed to us (and will continue to do so promptly throughout the Employment) all circumstances in respect of which there is or might be a conflict of interest between you (or members of your immediate family) and the Company or any Group Company.
15.
Confidential Information and Company documents
15.1.
Without prejudice to your common law duties and your obligations under clause 22, you shall not (except in the proper performance of your duties or with our written consent), either during the Employment or at any time after the termination of the Employment (howsoever caused):
15.1.1.
disclose to any person, company, business entity or other organisation;
15.1.2.
use for your own purposes or for any purposes other than those of the Company or any Group Company; or
15.1.3.
through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any Confidential Information, save as required by law.

15.2.
Confidential Information excludes any information which:
15.2.1.
is or becomes available to the public generally (otherwise than through your unauthorised disclosure or default);
15.2.2.
was known by you before you commenced the Employment, other than information obtained from the Company or any Group Company prior to the commencement of the Employment during discussions about your role or at the application or interview stage for your role;
15.2.3.
is obtained independently of the Company but otherwise in the course of employment other than information obtained in breach of an obligation of confidentiality owed to the Company or any Group Company; or
15.2.4.
has been independently developed by you without reference to the Company’s or any Group Company’s Confidential Information.
15.3.
You undertake to use your best endeavours to prevent unauthorised publication or disclosure to any third party of any Confidential Information (save as may be required by law or a duly authorised regulatory body).
15.4.
You shall inform us immediately on becoming aware, or suspecting that, any unauthorised third party knows or has used any Confidential Information.
15.5.
All notes and records (on whatever media and wherever located) which contain any Confidential Information or which you have made or acquired in the course of the Employment:
15.5.1.
shall be and remain the property of the Company or the relevant Group Company;
15.5.2.
shall not be removed from the Company’s premises (or the premises of any Group Company) except in the course of your duties; and
15.5.3.
shall be handed over by you to the Company or to the relevant Group Company on demand and in any event on the termination of the Employment (for whatever reason).
15.6.
You shall on demand by us and in any event on the termination of the Employment (howsoever caused) irretrievably delete any Confidential Information wherever it is stored, including personal computer networks, personal e-mail accounts or personal accounts on websites, and all matter derived from such sources which is in your possession or under your control outside our premises. Where Confidential Information is stored on personal computer networks or personal email accounts or personal accounts on websites, you will ensure the Company or any Associated Employer has a full copy of such information before irrevocably deleting the same.
15.7.
You shall provide written confirmation that you have made a diligent search for, and delivered to us, all the notes and records described in clause 15.5 and have irretrievably deleted any Confidential Information described in clause 15.6 when requested to do so by us, whether during or after the Employment together with such reasonable evidence of compliance as we may request.
15.8.
Nothing in this clause 15 shall prevent you from:
15.8.1.
making a protected disclosure within the meaning of section 43A ERA or a relevant pay disclosure as defined in section 77 Equality Act 2010. In circumstances where you consider it is necessary to make such a disclosure, you should first raise the issue with the Board, or if your concerns relate to certain members of the Board, to an officer or officers of the Company or any Group Company who you believe are not involved or implicated in the relevant matter; or
15.8.2.
making a disclosure pursuant to the requirement of any law or regulation (provided, in the case of a disclosure under the Freedom of Information Act 2000 or the Environmental Information Regulations 2004, none of the exceptions to that Act or those Regulations applies to the information disclosed) or pursuant to the order of any Court of competent jurisdiction or the requirement of any competent regulatory authority, and that, in each case where the law permits, you inform the Company or any Group Company within a reasonable time after being required to make the disclosure, of the requirement to disclose and the information required to be disclosed.

15.9.
Nothing in this clause or this Agreement shall prevent you or where applicable, the Company or any Group Company (or any of their officers, employees, workers or agents) from:
15.9.1.
reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;
15.9.2.
doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority and whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);
15.9.3.
disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from your employment or its termination;
15.9.4.
disclosing information to any person who owes a duty of confidentiality (which you and the Company agree not to waive) in respect of information disclosed to them, including legal or tax advisers or, in your case, persons providing you with medical, therapeutic, counselling or support services (provided they owe you a duty of confidentiality which remains unwaived); or
15.9.5.
complying with an order from a court or tribunal to disclose or give evidence or making any other disclosure as required by law; or
15.9.6.
making a disclosure which cannot be precluded by section 17 of the Victims and Prisoners Act 2024.
15.10.
If and to the extent that you are subject to U.S. law:
15.10.1.
Nothing in this Agreement restricts or prohibits you or your counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the U.S. National Labor Relations Board, the U.S.

Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Financial lndustry Regulatory Authority, the U.S. Congress, and any U.S. Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide Confidential Information or documents containing Confidential Information to the Regulators, or make any such reports or disclosures to the Regulators. You are not required to notify the Company that you have engaged in such communications with the Regulators. You recognize and agree that, in connection with any such activity outlined above, you must inform the Regulators that the information you are providing is confidential.
15.10.2.
U.S. Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:
•
Where the disclosure is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or
•
Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
15.10.2.
U.S. Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
16.
Inventions and other intellectual property
16.1.
You acknowledge that you may make, discover or create Intellectual Property in the course of your duties under this Agreement and agree that in this respect you have at all times you have been, or are, employed by the Company or any Associated Employer had a special obligation to further the interests of the Company and any Group Company, whether during the course of your employment or otherwise.
16.2.
You agree to disclose to us in writing full details of any Company Intellectual Property (including any Employment Invention) promptly following its making, creation or discovery.
16.3.
You agree that any Company Intellectual Property shall so far as the law permits belong to and be the absolute property of the Company upon creation and:
16.3.1.
to the extent that the same does not automatically belong to us upon creation, you undertake to hold any such Company Intellectual Property on trust for the benefit of the Company until such time as it shall be vested absolutely in the Company;
16.3.2.
you hereby assign to the Company with full title guarantee by way of present and future assignment all such Company Intellectual Property; and
16.3.3.
on our request, you shall assign and give to us all originals and copies of correspondence, documents, papers, records, prototypes and other materials on all media which embody, record or relate to any Company Intellectual Property.
16.4.
You assign to the Company all performers’ property rights arising under the Copyright, Designs and Patents Act 1988 and all similar assignable performers' rights in other jurisdictions, in performances you give in the course of your Employment.

16.5.
If and when we require you so to do you shall, at our expense, as the Company or any other Group Company may direct:
16.5.1.
promptly give and supply to the Company or such Group Company all such information, data, drawings and assistance as the Company or such Group Company may require in order to protect, enforce and exploit the Company Intellectual Property (including Employment Inventions);
16.5.2.
promptly apply or join with the Company or such Group Company in applying for patents or other protection in the United Kingdom and in any other part of the world for the Company Intellectual Property (including Employment Inventions);
16.5.3.
promptly execute and do all instruments and things necessary for vesting in the Company or such Group Company or in such other person as the Company may require or specify, as sole legal and beneficial owner, any Company Intellectual Property (including registrations of any Company Intellectual Property when obtained and all right, title and interest to and in them absolutely);
16.5.4.
unless expressly requested to do so by the Company, not register or apply to register any Company Intellectual Property or cause or assist any other person to do so;
16.5.5.
keep confidential and not disclose to any other person each Employment Invention unless the Company has consented in writing to its disclosure by you; and
16.5.6.
promptly provide reasonable assistance to us with our enforcement of our rights in Intellectual Property against third parties and our defences to any claims for infringement of third party Intellectual Property rights. The Company shall reimburse any reasonable expenses that you incur as a consequence of complying with your obligations under this clause 16.6, to the extent that such expenses are approved in advance by us in writing.
16.6.
You irrevocably and unconditionally waive any and all moral rights which arise under Part I of the Copyright Designs and Patents Act 1988, and under any similar laws of any jurisdiction, in connection with your authorship of any existing or future copyright work made or created by you in the course of the Employment.

16.7.
You undertake to use best endeavours to execute all documents and do all acts both during and after the Employment as may, in the opinion of the Board, be necessary or desirable to vest the Company Intellectual Property in us, to register the Company Intellectual Property in the name of the Company or a Group Company and to protect and maintain the Company Intellectual Property. Such documents may, at our request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Company Intellectual Property. The Company agrees to reimburse your reasonable expenses of complying with this clause to the extent that such expenses are approved in advance by us in writing.
16.8.
You agree to give all necessary assistance to the Company to enable it to enforce the Company Intellectual Property against third parties, to defend claims for infringement of third-party Intellectual Property Rights and to apply for registration of Company Intellectual Property, where appropriate throughout the world, and for the full term of those rights.
16.9.
You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute any such instrument or thing, use your name and do all things which are necessary or desirable for the purpose of giving to the Company the full benefit of this clause. In favour of any third party, a certificate in writing signed by any director or by the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

16.10.
The rights and obligations under this clause shall continue in force after termination of this Agreement in respect of Company Intellectual Property and shall be binding on your representatives.
16.11.
You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to you in respect of your compliance with this clause 16. This clause is without prejudice to your rights under the Patents Act 1977.
16.12.
Nothing in this clause shall be construed as restricting your rights under sections 39 to 43 Patents Act 1977.
16.13.
The provisions of this clause 16 shall survive termination of the Employment.

17.
Termination
17.1.
For the avoidance of doubt, where there are no circumstances justifying summary dismissal under clause 17.2 the methods by which we may terminate this Agreement are not confined to the giving of notice as provided elsewhere in this Agreement or the making of a Payment in Lieu in accordance with clause 3.2. Accordingly if we terminate this Agreement without notice or a Payment in Lieu then any damages to which you may be entitled shall be calculated in accordance with ordinary common law principles including those relating to mitigation of loss and shall be reduced by any severance pay provided under this Agreement.
17.2.
Notwithstanding any other provisions of this Agreement in any of the following circumstances (“Cause”) we may terminate the Employment immediately by serving written notice on you to that effect. In such event you shall not be entitled to any further payment from us except such sums as shall have accrued due at that time.
17.2.1.
The circumstances for Cause are if you:
(i)
commit theft, fraud, embezzlement, other misappropriation of property, a crime involving moral turpitude, or a felony
(ii)
engage in willful conduct which is has the effect of causing material injury to the Company, or any Group Company, monetarily, reputationally, or otherwise;
(iii)
commit an act or engage in any conduct constituting a conflict of interest, fraud or breach of fiduciary duty with respect to the Company, or any Group Company or any of its or their respective customers or suppliers; or
(iv)
fail to substantially perform your assigned duties (other than any failure resulting from an illness or other similar incapacity or disability), or to materially comply with applicable Company or Group Company policies, or obstruct or impede or attempt to obstruct or impede, or fail to materially cooperate with, any investigation authorized or undertaken by any governmental or self-regulatory agency.

Any notice of termination made by you in anticipation of a termination for Cause, or a separation for other than Cause when grounds for termination for Cause exist, shall be deemed a termination for Cause.

17.3.
If at any time you are unable to perform your duties properly because of ill health, accident or otherwise (excluding any period of statutory leave) for a period or periods totalling at least 6 months in any period of 12 consecutive calendar months then we may terminate the Employment by giving you no less than two months’ written notice to that effect. This power may be exercised notwithstanding the fact that you are, or may in the future be, entitled to benefits under any permanent health insurance scheme maintained or paid for by the Company for your benefit.
17.4.
Your resignation will be considered to be with “Good Reason” if you provide written notice to the Board and the ASPI Board of the event constituting Good Reason within 60 days after the first occurrence of such event, the Company or any Group Company fails to reasonably cure such event within 30 days after receiving such notice, and you terminate employment (after satisfying your notice period) not later than 60 days after the end of the cure period. The following events will give rise to Good Reason, unless you have consented thereto in writing or unless such events are permitted under applicable English law:

17.4.1
A material diminution by the Board or ASPI Board of your authority, duties or responsibilities;
17.4.2
a material diminution in your Base Salary; or
17.4.3
any action or inaction that constitutes a material breach by the Company of this Agreement.
17.5.
On the termination of the Employment or upon either us or you having served notice of such termination, you shall:
17.5.1
at our request, resign from office as a director of the Company and all offices you hold in any Group Company, without claim for compensation for loss of office, provided however that such resignation shall be without prejudice to any claims which you may have against the Company or any Group Company arising out of the termination of the Employment;

17.5.2
at our request, resign from all trusteeships you hold of any pensions scheme or other trusts established by the Company or any Group Company;
17.5.3
immediately deliver to us all materials within the scope of clause 15.5 and your lap-top, tablet and any other computer or similar equipment, all computer and other passwords, keys, credit cards, and other property of or relating to the business of the Company or of any Group Company which may be in your possession or under your power or control;
17.5.4
immediately deliver to us all mobile phone handsets (including the original sim card and chargers) and, if requested by the Company, assist the Company in arranging the transfer of the Mobile Phone Number back to the Company or another individual nominated by the Company;
17.5.5
transfer without payment to us or as we may direct any shares or other securities held by you in the Company or any Group Company as our or any Group Company's nominee or trustee and deliver to us the related certificates, subject to the terms of any award agreement with respect to such shares;

and you irrevocably authorise us to appoint any person in your name and on your behalf to sign any documents and do any things necessary or requisite to give effect to your obligations under this clause 17.4.

17.6
On termination of your employment however arising, notwithstanding the generality of clause 17.4, you agree to comply with the Company’s reasonable requests to facilitate an effective handover of your role. This obligation shall continue during any period of notice, suspension and Garden Leave and after the Employment ends.
17.7
Upon termination of your employment with us (however arising) you undertake to:
17.7.1
Supply the CEO and the ASPI CFO with a list of all business contacts you have made in the course of your Employment and retained on social media websites or otherwise held electronically outside the Company’s systems; and
17.7.2
After complying with sub-clause 17.7.1 above and unless otherwise instructed by the CEO or the ASPI CFO, delete any business connections added during your Employment to any personal LinkedIn accounts (or to any other personal social media accounts used by you in whole or in part for the purposes of conducting the Company’s business).

For the avoidance of doubt, the obligations under this clause do not extend to:

17.7.3
Professional advisors who are not clients or customers of the Company or any Group Company;
17.7.4
Business connections which were added to any personal social media accounts prior to the commencement of the Employment; or
17.7.5
Personal contacts who you have connected with for your private life or personal dealings as opposed to a connection relevant to your employment with the Company or any Associated Employer.
17.8
Following termination of the Employment you agree to make yourself available to, and to cooperate with, us or our advisers in any internal investigation or regulatory proceedings arising out of matters which formed part of your responsibilities during the Employment. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on our behalf.

17.9
Payments and Benefits Following Termination
17.9.1
Upon termination of your employment with us (however arising), you shall receive any accrued but unpaid base salary, reimbursement of reasonable business expenses incurred through the Termination Date in accordance with the applicable expense reimbursement policy of the Company or any Group Company, and any accrued but unused vacation time through the Termination Date in accordance with the applicable paid time off policy of the Company or any Group Company.
17.9.2
If your employment is terminated by the Company without Cause or your employment terminates for Good Reason, and you sign and do not revoke a general release of claims provided by the Company, you shall also receive the following:
(i)
any earned but unpaid annual bonus for a prior completed year;

(ii)
a pro-rated annual bonus for the year of termination, in an amount determined by the Board and ASPI Board based on performance to date;
(iii)
any ASPI equity incentive plan awards that are earned and vested as of the Termination Date;
(iv)
continued payment of an amount equal to your base salary for a period of 120 days after the Termination Date; and
(v)
any unvested ASPI equity incentive plan awards shall become fully vested and exercisable as of the Termination Date, and if any ASPI equity incentive plan awards are options, such options will be subject to an exercise period of the earlier of one year after the Termination Date or the original term of the option.
17.9.3.
Upon termination of your employment with the Company and Group Companies due to your death or the conditions set forth under clause 17.2 (disability), any unvested ASPI equity incentive plan awards shall become fully vested and exercisable as of the Termination Date, and if any ASPI equity incentive plan awards are options, such options will be subject to an exercise period of the earlier of one year after the Termination Date or the original term of the option.
17.9.4.
On termination of the Employment (howsoever caused) you shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company or any Group Company in which you may participate.
17.10.
Any delay in exercising the right of termination conferred by this clause 17 shall not constitute a waiver of it.

18.
Restrictions
18.1.
In this clause 18.2 the following words have the following meanings:

“Competitor” means any person, company or other organisation whatsoever who or which is:

(a)
in competition with the Company or any Group Company in respect of Restricted Goods or Restricted Services within the Restricted Area; and/or
(b)
preparing to compete with the Company or any Group Company in respect of Restricted Goods or Restricted Services within the Restricted Area;

“Confidential Information” has the meaning given in clause 1.1;

“Customer” means any person, firm, company or other organisation whatsoever to whom or which the Company or any Group Company distributed, sold or supplied Company Goods or Company Services during the Lookback Period and with whom or which, during such period:

(a)
you had personal dealings in the course of the Employment; or
(b)
any employee who was under your direct supervision had personal dealings in the course of their employment with the Company or any Group Company but in the case of a firm, company or other organisation shall not include any division, branch or office of such firm, company or other organisation with which you or any such employee had no dealings during the Lookback Period;

“Distributor” means any person firm or company or other organisation whatsoever who or which provided distribution services in respect of Company Goods or Company Services during the Lookback Period and with whom or which, during such period:

(a)
you had personal dealings in the course of the Employment; or
(b)
any employee who was under your direct supervision had personal dealings in the course of their employment with the Company or any Group Company but in the case of a firm, company or other organisation shall not include any division, branch or office of such firm, company or other organisation with which you or any such employee had no dealings during the Lookback Period;

“Company’s Business” means the business of the Company or any Group Company relating to nuclear fuels;

“Company Goods” means any product, equipment or machinery researched into, developed, manufactured, distributed or sold by the Company or any Group Company with which your duties were concerned or for which you were responsible during the Lookback Period;

“Company Services” means any services (including but not limited to technical and product support, technical advice and customer services) supplied by the Company or any Group Company with which your duties were concerned or for which you were responsible during the Lookback Period;

“Key Employee” means any person employed by the Company or any Group Company in any of the following roles (or any roles which replace or supersede these in title):

(a)
in an executive, senior managerial or senior skilled operational capacity; or
(b)
in a role which, as a result of their seniority, expertise and knowledge of the Company or any Group Company, their workforce and their Confidential Information or their influence over their employees, customers, prospective customers and suppliers, could materially damage the interests of the Company or any Group Company if they were employed or engaged in any business concern which competes with the Company following the termination of such employment, and in any of the above categories with whom you had worked closely, supervised or had material dealings in the Lookback Period;

“Lookback Period” means 12 months preceding the Termination Date (or if the Company exercises its rights under this Agreement to place you on Paid Leave, shall mean 12 months preceding the commencement of Paid Leave)

“Paid Leave” shall mean any period of Garden Leave where, following the instructions of the Company, you do not undertake any duties or work for the Company or any Group Company and you comply with clause 3.7.4 of this Agreement;

“Prospective Customer” means any person, firm, company or other organisation whatsoever with whom or which the Company had negotiations or discussions regarding the possible distribution, sale or supply of Company Goods or Company Services during the Lookback Period and with whom or which, during such period:

(a)
you had personal dealings in the course of the Employment; or
(b)
any employee who was under your direct supervision had personal dealings in the course of their employment with the Company or any Group Company,

but in the case of a firm, company or other organisation shall not include any division, branch or office of such firm, company or other organisation with which you or any such employee had no dealings during the Lookback Period;

“Restricted Area” means:

(a)
England, Scotland, Wales, South Africa, United States of America
(b)
any other country in the world where, on the Termination Date, the Company or any Group Company was engaged in the research into, development, manufacture, distribution, sale or supply or otherwise dealt with Company Goods or Company Services;

“Restricted Goods” means Company Goods or goods of a similar kind ;

“Restricted Period” means the period of 12 months immediately following the Termination Date provided always that if the Company exercises its rights under clause 3.6 to place you on Paid Leave, it shall mean the period of 12 months immediately following the commencement of Paid Leave;

“Restricted Services” means Company Services or services of a similar kind;

“Supplier” means any person firm or company or other organisation whatsoever which supplied goods or services (other than utilities) to the Company or any Group Company which it required to produce Company Goods or to supply Company Services during the Lookback Period and with whom or which, during such period:

(a)
you had personal dealings in the course of the Employment; or
(b)
any employee who was under your direct supervision had personal dealings in the course of their employment with the Company or any Group Company,

but in the case of a firm, company or other organisation shall not include any division, branch or office of such firm, company or other organisation with which you or any such employee had no dealings during the Lookback Period;

18.2.
Without prejudice to clause 14.1 you hereby undertake that you will neither during the Employment nor during the Restricted Period without our prior written consent (such consent not to be unreasonably withheld) whether on your own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:
18.2.1.
in competition with the Company’s Business within the Restricted Area, be employed or engaged or otherwise interested in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Goods or Restricted Services;
18.2.2.
in competition with the Company’s Business, solicit business from or canvass any Customer if such solicitation or canvassing is in respect of Restricted Goods or Restricted Services;
18.2.3.
in competition with the Company’s Business, accept orders for Restricted Goods or Restricted Services from any Customer;
18.2.4.
in competition with the Company’s Business, solicit business from or canvass any Prospective Customer if such solicitation or canvassing is in respect of Restricted Goods or Restricted Services;
18.2.5.
in competition with the Company’s Business, accept orders for Restricted Goods or Restricted Services from any Prospective Customer;
18.2.6.
in competition with the Company’s Business , entice or seek to entice away from the Company, or otherwise interfere with the relationship between the Company and any Supplier or Distributor;
18.2.7.
solicit or induce or endeavour to solicit or induce any Key Employee to cease working for or providing services to the Company, whether or not they would thereby commit a breach of contract;
18.2.8.
employ or engage, or on behalf of a Competitor facilitate the employment or engagement of, any Key Employee whether or not the Key Employee would thereby commit a breach of contract;

18.2.9.
cause or permit any third party directly or indirectly under your control to do any of the acts or things specified above.
18.3.
For the avoidance of doubt the restrictions in this clause 18 apply equally to activities undertaken via any electronic form of communication including (without limitation) through social media sites, including but not limited to, WhatsApp, Facetime, Facebook, Instagram, Tik Tok, Twitter/X and LinkedIn.
18.4.
Clause 18.2 shall also apply as though there were substituted for references to “the Company” references to each Group Company in relation to which you have in the course of your duties for the Company or by reason of rendering services to or holding office in such Group Company:
18.4.1.
acquired knowledge of its trade secrets or Confidential Information; or
18.4.2.
had personal dealings with its Customers or Prospective Customers; or
18.4.3.
supervised employees having personal dealings with its Customers or Prospective Customers but so that references in clauses 18.1 and 18.2 to “Company” shall for this purpose be deemed to be replaced by references to the relevant Group Company. The obligations undertaken by you pursuant to this clause 18.3 shall, with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company or the Company.

18.5.
The benefit of the restrictions in clause 18.4 is held by the Company for itself and on trust for each Group Company and shall be enforceable on behalf of each Group Company as though it were a party to this Agreement.
18.6.
You shall not at any time after the Termination Date directly or indirectly represent yourself as being interested in or employed by or in any way connected with the Company or any Group Company, other than as a former employee of the Company and you shall not (whether directly or indirectly and whether on your own or through an association of any kind with any third party) make use of any corporate or business name which is used by the Company or any Group Company, or which is similar to or likely to be confused with any such name.

18.7.
None of the restrictions in this clause 18 shall prevent you from:
18.7.1.
holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or
18.7.2.
being engaged or concerned in any business concern insofar as your duties or work shall relate solely to geographical areas where the business concern is not in competition with the Company in respect of any Restricted Goods or Restricted Services; or
18.7.3.
being engaged or concerned in any business concern, provided that your duties or work shall relate solely to services or activities of a kind with which you were not concerned to a material extent in the Lookback Period.
18.8.
While the restrictions in this clause 18 (on which you have had the opportunity to take independent advice, as you hereby acknowledge) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.
18.9.
If your employment is transferred to any firm, company, person or entity other than a Group Company (the “New Company”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Company containing post-termination restrictions corresponding to those restrictions in this clause 18, protecting the confidential information, trade secrets and business connections of the New Company.
18.10.
You will, at our request and our expense, enter into a separate agreement with any Group Company in which you agree to be bound by restrictions corresponding to those restrictions in this clause 18 (or such of those restrictions as we deem appropriate) in relation to that Group Company.

19.
Grievance and disciplinary procedures
19.1.
If you wish to obtain redress of any grievance relating to the Employment, you may apply in writing to the Board and ASPI Board, setting out the nature and details of any such grievance. If your grievance remains unresolved and you are afforded a right of appeal, any appeal shall be directed in writing to the Board and the ASPI Board, who will determine the identity of the person appointed to hear any appeal. The outcome of any appeal shall be final.
19.2.
The grievance procedure does not form part of your contract of employment and may be modified at any time.
19.3.
There are no special disciplinary rules which apply to you and any disciplinary matters relating to the Employment will be dealt with by the Board. If you are afforded a right of appeal against a disciplinary decision, any appeal should be directed in writing to Chair of the Board and the ASPI Board, who will determine the identity of the person appointed to hear any appeal. The outcome of any appeal shall be final.
19.4.
In the event of, and in connection with, any internal or external investigation into your conduct and/or the affairs of the Company or any Group Company, you shall cooperate fully with each Group Company and their respective internal and/or external legal and other advisers, and/or with any members of any competent prosecuting, investigating, administrative, regulatory, governmental or other body of the United Kingdom or any other jurisdiction where the Company and/or any Group Company carries on business.
19.5.
We may at any time suspend you from any or all of your duties during any period in which we are carrying out any disciplinary investigation involving you (whether relating to allegations of misconduct, gross negligence, any regulatory matter or, without prejudice to its right subsequently to terminate the Employment on the same or any other ground, if the Company has any grounds to believe it may have a right to terminate the Employment pursuant to clause 17.2), or while any disciplinary procedure against you is outstanding.

19.6.
During any period of suspension in accordance with clause 19.5:
19.6.1.
your entitlement to receive your normal salary and other contractual benefits shall continue, subject always to the relevant scheme or policy relating to such benefits;
19.6.2.
you shall remain an employee of the Company and shall be bound by the terms of the Employment;
19.6.3.
you shall ensure that the CEO and the ASPI CFO (or such other person nominated by the CEO or the ASPI CFO) knows where you will be and how you can be contacted during working days (except during any periods taken as holiday in the usual way);
19.6.4.
we shall be entitled to exclude you from our premises and to instruct you not to contact (or attempt to contact) the employees, agents, clients or customers of the Company or of any Group Company; and
19.6.5.
we may require you to lodge with us all or any of the items referred to in clause 17.5.3.
19.7.
The provisions of this clause shall not apply to any action taken by the Company under clause 17.3.
20.
Deductions
20.1.
For the purposes of the ERA you authorise the Company or any Group Company at any time during the Employment, and in any event on termination howsoever arising, to deduct from your remuneration under this Agreement (which for this purpose includes salary, commission, bonus, holiday pay, sick pay and pay in lieu of notice) any monies due from you to the Company or such Group Company including, but not limited to, any outstanding loans, advances, the cost of repairing any damage or loss of our property caused by you (and of recovering it), excess holiday, and any other monies owed by you to the Company or such Group Company.
21.
Company policies and other benefits
21.1.
Your attention is drawn to the non-contractual policies and procedures set out in the Company’s Staff Handbook as in effect from time to time. You agree to abide by those policies and procedures.

21.2.
The policies and procedures contained in the Staff Handbook also includes details of any paid leave to which you are entitled, in addition to your entitlement to sick pay and holiday pay and other benefits (if applicable) as set out above.
21.3.
You are not entitled to any other benefits provided by the Company other than as set out in this Agreement or referred to in clause 21.2.
21.4.
You agree that any incentive compensation (including both equity and cash incentive compensation) that you receive from the Company or any Group Company is subject to repayment to (i.e., clawback by) the Company or any Group Company (i) as required by applicable law, or (ii) pursuant to an applicable clawback policy adopted by the Board or the ASPI Board from time to time.
21.5.
For the avoidance of doubt, where there is a conflict between the policies and procedures and the terms in this Agreement, the terms in this Agreement shall prevail.
22.
Data protection
22.1.
You agree to act in accordance with Data Protection Legislation at all times both during the Employment and following its termination (for any reason) and to comply at all times with any policy introduced by us in order to comply with Data Protection Legislation, including any policy on the transfer of data outside the United Kingdom.
22.2.
You acknowledge that we will process personal data about you in accordance with and to the extent permitted by Data Protection Legislation in order for us to perform our obligations under this Agreement, for example paying your salary, or to pursue our legitimate interests. Personal data relating to you may be kept electronically or in hard copy format.
22.3.
You acknowledge that we will process special category personal data relating to you in accordance with and to the extent permitted by Data Protection Legislation in order for us to perform or exercise obligations or rights imposed or conferred by law on us in connection with employment, social security or social protection.
22.4.
In this clause the expressions “personal data” and “special category personal data” have the same meanings as those expressions bear in Data Protection Legislation.

23.
Notices
23.1.
Any notice or other document to be given under this Agreement shall be in writing and may be given personally to you or to the Company Secretary or may be sent by first class post or other fast postal service to, in the case of the Company, its registered office for the time being and in your case either to your address shown on the face of this Agreement or to your last known place of residence.
23.2.
Any such notice shall (unless the contrary is proved) be deemed served when in the ordinary course of the means of transmission it would be first received by the addressee in normal business hours. In proving such service it shall be sufficient to prove, where appropriate, that the notice was addressed properly and posted.
23.3.
A notice required to be given under this Agreement may also be validly given if sent by email to the following email addresses (or any email address substituted in writing by the party being served):
23.3.1.
Company: hkiessling@aspisotopes.com
23.3.2.
Executive: jpatullo@aspisotopes.com

A notice sent by email shall be deemed to have been received at the time of transmission, or, if this time falls outside the Company’s normal business hours in the place of receipt, when the Company’s normal business hours resume.

24.
Former contracts of employment or other arrangements
24.1.
This Agreement, and any agreements referred to in it, contains the entire understanding between the parties and supersedes any previous agreements and arrangements (if any), relating to your employment.
25.
Variations and amendments
25.1.
No modification, variation or amendment to this Agreement shall be effective unless it is in writing and signed by or on behalf of each party.
26.
Choice of law and submission to jurisdiction
26.1.
The validity, construction and performance of this Agreement, and any claim, dispute or matter arising under or in connection with it or its enforceability, shall be governed by and construed in accordance with English law.

26.2.
The parties submit to the exclusive jurisdiction of the English Courts over any claim, dispute or matter arising under or in connection with this Agreement or its enforceability or the legal relationships established by this Agreement.
27.
Miscellaneous
27.1.
No provisions of this Agreement may be enforced by a person who is not a party to this Agreement in their own right, and the whole or any part of this Agreement may be rescinded or varied without the consent of any such third party.
27.2.
You agree that if you apply for or are offered employment or any other engagement with any other person or organisation during the Employment, or while any or the post-termination restrictions in clause 18 remain in force, you will supply any such third party with a copy of this Agreement before entering into any such arrangement to ensure that that party is fully aware of your obligations to us.
27.3.
There are no collective agreements applicable to the Employment.
27.4.
The expiration or termination of this Agreement shall not prejudice any claim which either party may have against the other in respect of any pre-existing breach of this Agreement nor shall it prejudice the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to or has the effect of coming into or continuing in force on or after such expiration or termination.
27.5.
This Agreement constitutes your written statement of the terms of your employment provided in compliance with Part I of the ERA.
27.6.
If you are subject to U.S. taxation, this Agreement is intended to comply with section 409A of the U.S. Internal Revenue Code of 1986, as amended, and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A, to the extent applicable, including, if applicable, the six month delay under Section 409A for specified employees. If and to the extent required by Section 409A, (i) payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A, (ii) each payment hereunder shall be treated as a separate payment and the right to a series of instalment payments under this Agreement shall be treated as a right to a series of separate payments, (iii) in no event may you, directly or indirectly, designate the calendar year of a payment, and (iv) if a payment that is subject to execution of a release could be made in more than one taxable year, payment shall be made in the later taxable year, and (v) reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of section 409A. Notwithstanding anything in the Agreement to the contrary, neither the Company nor any Group Company shall have any liability with respect to taxation under Section 409A.
27.7.
This Agreement may be executed in more than one document or counterpart each in like form, all of which taken together shall constitute one document, and either party may execute this Agreement by signing any one or more of such documents or counterparts.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Signed by NOBLE AFRICA LLC

/s/ Paul Mann
	Name:	Paul Mann
	Title:	Chief Executive Officer
	Date:	8/21/2026

Signed by Jeremy Patullo	/s/ Jeremy Patullo

	Date:	8/21/2026